                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. __)

                          United Natural Foods, Inc.
                          --------------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  911163 10 3
                                  -----------
                                (CUSIP Number)

                                 SCHEDULE 13G

CUSIP No. 911163 10 3                              Page 2 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Triumph-Connecticut Limited Partnership
     04-3183699

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     Connecticut

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 3 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     PN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 4 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Triumph-Connecticut Capital Advisors Limited Partnership
     04-3183698

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     Delaware

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 5 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     PN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 6 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Richard J. Williams
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 7 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Williams is one of the seven general partners of Capital. Mr. Williams disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 8 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Frederick W. McCarthy
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 9 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. McCarthy is one of the seven general partners of Capital. Mr. McCarthy disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 10 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Frederick S. Moseley
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 11 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Moseley is one of the seven general partners of Capital. Mr. Moseley disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 12 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     E. Mark Noonan
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 13 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Noonan is one of the seven general partners of Capital. Mr. Noonan disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 14 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Thomas W. Janes
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 15 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Janes is one of the seven general partners of Capital. Mr. Janes disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 16 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     John M. Chapman
     ###-##-####

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     United States of America

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 17 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Chapman is one of the seven general partners of Capital. Mr. Chapman disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     IN
____________________________________________________________________________

CUSIP No. 911163 10 3                              Page 18 of 27
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Triumph Capital Group, Inc.
     04-3081875

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     Delaware

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     0 Shares
____________________________________________________________________________

6.   Shared Voting Power

     785,730 Shares

CUSIP No.  911163 10 3                             Page 19 of 27
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     0 Shares

____________________________________________________________________________

8.   Shared Dispositive Power

     785,730 Shares
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     785,730 Shares (Consists of 785,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Triumph Capital Group, Inc. is one of the seven general partners of Capital. Triumph Capital Group, Inc. disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     Ownership of Triumph Capital Group, Inc. is held by the following three trusts: the Daniel A. McCarthy Trust 1990, the Frederick W. McCarthy III Trust 1990 and the Katherine E. McCarthy Trust 1990.

     The trustees of the Daniel A. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Daniel A. McCarthy is the sole beneficiary of the Daniel
     A. McCarthy Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.

     The trustees of the Frederick W. McCarthy III Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Frederick W. McCarthy III is the sole beneficiary of the Frederick W. McCarthy III Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.


     The trustees of the Katherine E. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Katherine E. McCarthy is the sole beneficiary of the Katherine E. McCarthy Trust 1990 and she disclaims beneficial ownership of

CUSIP No.  911163 10 3                                      Page 20 of 27


     all shares owned by such trust except to the extent of her proportionate pecuniary interest therein.
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     6.3%
____________________________________________________________________________

12.  Type of Reporting Person.

     CO
____________________________________________________________________________

CUSIP No.      911163 10 3                         Page 21 of 27
               -----------

                         SCHEDULE 13G


Item 1(a).  Name of Issuer:
---------------------------

United Natural Foods, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

260 Lake Road
Dayville, Connecticut 06241


Item 2(a).  Name of Person Filing:
----------------------------------

Triumph-Connecticut Limited Partnership for itself and on behalf of:

Triumph-Connecticut Capital Advisors Limited Partnership;
Richard J. Williams;
Frederick W. McCarthy;
Frederick S. Moseley;
E. Mark Noonan;
Thomas W. Janes;
John M. Chapman; and
Triumph Capital Group, Inc.


Item 2(b).  Address of
Principal Business Office or, if None, Residence:
-------------------------------------------------

For all reporting persons the business address is:
c/o Triumph-Connecticut Limited Partnership
60 State Street, 21st Floor
Boston, Massachusetts 02109-1803

CUSIP No. 911163 10 3                                   Page 22 of 27
          -----------

Item 2(c).  Citizenship:
------------------------

Triumph-Connecticut Limited Partnership is organized under the laws of the state of Connecticut.

Triumph-Connecticut Capital Advisors Limited Partnership is organized under the laws of the State of Delaware.

Each of: Richard J. Williams, Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. Janes and John M. Chapman are citizens of the United States of America.

Triumph Capital Group, Inc. is incorporated under the laws of the state of Delaware.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

Common Stock, $.01 par value per share


Item 2(e).  CUSIP Number:
-------------------------

911163 10 3

Item 3:
-------

Not Applicable


Item 4.  Ownership:
-------------------

     (a) Amount Beneficially Owned:

     Triumph-Connecticut Limited Partnership ("Triumph") holds 785,730 shares of common stock. The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). The seven general partners of Capital, who share voting and investment control over the shares held by Triumph, are: Richard J. Williams, Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. Janes, John M. Chapman and Triumph Capital Group, Inc. The general partners of Capital disclaim beneficial ownership of the shares held by Triumph except to the extent of their proportionate pecuniary interest therein.

CUSIP No. 911163 10 3                                   Page 23 of 27
          -----------


     Ownership of Triumph Capital Group, Inc. is held by the following three trusts: the Daniel A. McCarthy Trust 1990, the Frederick W. McCarthy III Trust 1990 and the Katherine E. McCarthy Trust 1990.

     The trustees of the Daniel A. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Daniel A. McCarthy is the sole beneficiary of the Daniel
     A. McCarthy Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.

     The trustees of the Frederick W. McCarthy III Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Frederick W. McCarthy III is the sole beneficiary of the Frederick W. McCarthy III Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.

     The trustees of the Katherine E. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Katherine E. McCarthy is the sole beneficiary of the Katherine E. McCarthy Trust 1990 and she disclaims beneficial ownership of all shares owned by such trust except to the extent of her proportionate pecuniary interest therein.

     (b) Percent of Class:

     6.3%


     (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                0 Shares;

          (ii)  shared power to vote or to direct the vote:

                The seven general partners of Capital mentioned in response to
                Item 4(a) above all have shared power to direct the vote of the 785,730 shares held by Triumph. Voting control over Triumph Capital Group, Inc. is shared by the trustees of the three trusts,

CUSIP No. 911163 10 3                              Page 24 of 27
          -----------


                mentioned in response to Item 4(a) above, which have ownership control of Triumph Capital Group, Inc.

          (iii) sole power to dispose or to direct the disposition of:

                0 Shares;

          (iv) shared power to dispose or to direct the disposition of:

                The seven general partners of Capital mentioned in response to
                Item 4(a) above all have shared power to direct the disposition of the 785,730 shares held by Triumph. Dispositive control over assets held by Triumph Capital Group, Inc. is shared by the trustees of the three trusts, mentioned in response to Item 4(a) above, which have ownership control of Triumph Capital Group, Inc.


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

Triumph-Connecticut Limited Partnership ("Triumph") holds 785,730 shares of the Company's common stock. The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). The seven general partners of Capital, who share voting and investment control over the shares held by Triumph, are: Richard J. Williams, Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. Janes, John M. Chapman and Triumph Capital Group, Inc. The general partners of Capital disclaim beneficial ownership of the shares held by Triumph except to the extent of their proportionate pecuniary interest therein.

Ownership of Triumph Capital Group, Inc. is held by the following three trusts: the Daniel A. McCarthy Trust 1990, the Frederick W. McCarthy III Trust 1990 and the Katherine E. McCarthy Trust 1990. The trusts hold their assets for the benefit of Daniel A. McCarthy, Frederick W. McCarthy III and Katherine E. McCarthy respectively, the beneficiaries of the respective trusts. The beneficiaries of the trusts disclaim beneficial ownership of all property held by the trusts except to the extent of their proportionate pecuniary interest therein.

CUSIP No. 911163 10 3                              Page 25 of 27
          -----------


Item 7.  Identification and Classification of the Subsidiary which Acquired the

Security Being Reported by the Parent Holding Company:
--------------------------------------------------------------------------------
Not Applicable


Item 8.  Identification and Classification
of Members of the Group:
--------------------------------------------

Not Applicable


Item 9.  Notice of Dissolution of Group:
----------------------------------------

Not Applicable

Item 10.  Certification:
------------------------

Not Applicable

CUSIP No. 911163 10 3                              Page 26 of 27
          -----------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Triumph-Connecticut
                                         Limited Partnership

                                         By: Triumph-Connecticut
                                               Capital Advisors
                                               Limited Partnership


                                         By: /s/ Frederick W. McCarthy
                                             -------------------------
                                             Frederick W. McCarthy
                                                General Partner

                                         Date:  February 10, 1997


                                         /s/ Richard J. Williams
                                         -----------------------------
                                         Richard J. Williams
                                         Date:  February 10, 1997

                                         /s/ Frederick W. McCarthy
                                         ---------------------------
                                         Frederick W. McCarthy
                                         Date:  February 10, 1997

                                        /s/ Frederick S. Moseley
                                        ---------------------------
                                        Frederick S. Moseley
                                        Date:  February 10, 1997

                                        /s/ E. Mark Noonan
                                        -----------------------------
                                        E. Mark Noonan
                                        Date:  February 10, 1997

                                        /s/ Thomas W. Janes
                                        ---------------------------
                                        Thomas W. Janes
                                        Date:  February 10, 1997

                                        /s/ John M. Chapman
                                        ---------------------------
                                        John M. Chapman
                                        Date:  February 10, 1997

CUSIP No. 911163 10 3                              Page 27 of 27


                                         Triumph Capital Group, Inc.



                                             /s/ Frederick W. McCarthy
                                           -----------------------------
                                         By: Frederick W. McCarthy
                                         Its: President
                                         Date: February 10, 1997